Exhibit 3.27

STATE OF DELAWARE CERTIFICATE OF CONVERSION FROM A CORPORATION TO A LIMITED LIABILITY COMPANY PURSUANT TO SECTION 18-214 OF THE LIMITED LIABILITY COMPANY ACT OF THE STATE OF DELAWARE I.) The jurisdiction where the corporation first formed is Delaware. 2.) The jurisdiction immediately prior to filing this Certificate is Delaware. 3.) The date the corporation first incorporated is March I, 20 I 2. 4.) The name of the corporation immediately prior to filing this Certificate is Atwood Oceanics Management, Inc. 5.) The name of the limited liability company as set forth in the Certificate of Formation is Atwood Oceanics Management, LLC. 6.) The effective date and time of this Certificate is December 30, 2019 at 8:00am Central Standard Time. I .1 AOMI Certificate of Conversion DM_US 164348734-2.091103.0016 (Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion. 1.1 AO Ml Certificate of Conversion Name: Christopher M. Johnston Title: President

CERTIFICATE OF FORMATION OF ATWOOD OCEANICS MANAGEMENT, LLC The undersigned, acting as an authorized person under the Delaware Limited Liability Company Act of the limited liability company hereinafter named, hereby makes, acknowledges and files the following Cettificate of Formation: 1. The name of the limited liability company ts Atwood Oceanics Management, LLC. 2. The address of its registered office in the State of Delaware is 1209 Orange St., Wilmington, DE 19801. The name of its registered agent at such address is The Corporation Trust Company. 3. This Certificate of Formation, and the formation of the limited liability company provided for herein, shall become effective on December 30, 2019 at 8:00am Central Standard Time. l. l AOMI Certificate of Formation DM_US 164348734~2.091103.0016 (Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation. 1.1 AOMI Certificate ofFonnation Name: Christopher M. Johnston Title: President